NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 17, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 25, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Putnam Municipal Bond Fund and Putnam Municipal Opportunities Trust became effective before the opening on February 25, 2008. Each Common Share of Beneficial Interest of Putnam Municipal Bond Fund was exchanged on a tax-free basis for Common Shares of Beneficial Interest of Putnam Municipal Opportunities Trust with an equal aggregate net asset value. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 25, 2008.